Exhibit 10.65

WARRANT TRANSFER AGREEMENT

This Warrant Transfer Agreement, dated as of January 30, 2009 (this “Agreement”), is entered into by and between High Capital Funding LLC, Bernard J. Tannenbaum III, Michael Marks, MTP Holding Ltd., Allan Shu Cheuk Lam, Anthony Ng, David A. Rapaport and Fred A. Brasch (collectively, the “Transferors”) and Arch Digital Holdings Limited, a company incorporated in the British Virgin Islands (“Arch BVI”), and Capital Ally Investments Limited, a company incorporated in the British Virgin Islands (“Capital Ally,” and together with Arch BVI, the “Transferees”).

RECITALS:

A. The Transferors are the record, legal, and beneficial owners of an aggregate of 452,250 Class A Warrants (“Warrants”) as set forth on Schedule A attached hereto, of Middle Kingdom Alliance Corp. (“Middle Kingdom”), a company incorporated under the laws of the State of Delaware.

B. The Warrants are held in escrow pursuant to the terms of that Securities Escrow Agreement (“Escrow Agreement”), dated December 19 2006 among Middle Kingdom, High Capital Funding LLC, David A. Rapaport, Fred A. Brasch, Bernard Jerome Tanenbaum III Family Trust, Gedeon International Limited, MTP Holdings Ltd., Allan Lam, Anthony Ng and Continental Stock Transfer & Trust Company, as escrow agent (“Escrow Agent”).

C. Middle Kingdom and the Transferees are parties to the Agreement and Plan Of Merger, Conversion and Share Exchange, dated as of September 5, 2008 (“Merger Agreement”) pursuant to which Middle Kingdom will be acquiring the operations of Beijing Pypo Technology Group Company Limited, a limited liability company established in the PRC (“Pypo”) and affiliated with the Transferees (“Business Combination”).

D. In connection with the Business Combination, Middle Kingdom is seeking stockholder approval of three proposals to amend Middle Kingdom’s certificate of incorporation (“Extension Amendment”) in order to be able to consummate the Business Combination.

E. The Transferees and the Transferors and/or their affiliates or designee(s) have agreed in principle to purchase up to an aggregate of $23,500,000 of the Class B common stock of Middle Kingdom, in the open market or in negotiated private transactions if such purchases are required to obtain the approval of the Extension Amendment by the Middle Kingdom stockholders (“Class B Purchases”).

F. In connection with the agreement in principle to implement the Class B Purchases, the Transferors have agreed to transfer 50% of their Warrants to the Transferees upon closing of the Business Combination.

NOW THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Transfer of Warrants.

(a) In consideration of the Class B Purchases, concurrently with the consummation of the Business Combination, each of the Transferors hereby agrees to convey, transfer, assign and set over to the Transferees, free and clear of all Liens (as hereinafter defined), all of the Transferor’s right, title and interest in, to and under the one-half of all of the Warrants that each Transferor owns as set forth on Schedule A attached hereto (“Transferred Warrants”).

(b) The number of Transferred Warrants to be distributed from each Transferor to each Transferee is set forth on Schedule B attached hereto.

(c) Each of the Transferors will notify and instruct the Escrow Agent immediately after the execution of this Agreement to release the certificates (“Warrant Certificate”) representing the Transferred Warrants owned by such Transferor to the Transferees all as set forth on Schedule B attached hereto, concurrently with the consummation of the Business Combination.

2. Representations and Warranties of the Transferor. Each of the Transferors hereby represents and warrants to the Transferees that the statements contained in the following paragraphs of this Section 2 are true and correct as of the date hereof:

(a) The Transferor has all requisite legal power to enter into, execute and deliver this Agreement. This Agreement is a valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms.

(b) All legal action required on the part of the Transferor, if any, necessary for the execution and delivery of this Agreement and the transfer of the Transferred Warrants and the performance of the Transferor’s obligations hereunder have been taken.

(c) The execution and delivery of this Agreement by the Transferor and the performance by Transferor of its obligations hereunder will not: (i) if the Transferor is an entity, violate or conflict with any provision of Transferor’s organizational documents; (ii) violate, conflict with, or give rise to any right of termination, cancellation, or acceleration under any material agreement or instrument to which Transferor is a party; (iii) result in the imposition of any Lien on the Warrants, or the proceeds thereof; (iv) violate or conflict with any applicable laws; or (v) require any consent, approval, or other action of, notice to, or filing with, any person or entity, except as has been obtained prior to the date hereof.

(d) There is no pending or, to the knowledge of the Transferor, threatened action or proceeding affecting the Transferor before or by any court, governmental authority, administrative agency or arbitrator which, if adversely determined, would prevent the Transferor from consummating the transactions contemplated hereby.

(e) The Transferor is the sole legal and beneficial owner of the Transferred Warrants, free and clear of any and all Liens. The delivery of the Warrant Certificate evidencing the Transferred Warrants will convey to the Transferees good and valid title to the Transferred Warrants, free and clear of any and all Liens.

(f) Except for this Agreement and the Escrow Agreement, Transferor has made no other assignment, sale, pledge, mortgage, hypothecation or transfer of all or any portion of the Transferred Warrants and the Transferor is not a party to any agreement, written or oral, with respect to the sale, transfer or other disposition of the Transferred Warrants or otherwise creating rights in respect of Transferred Warrants in any other person or entity.

3. Additional Agreements.

Each of the Transferees and the Transferors hereby acknowledges and agrees that on and after the date hereof: (i) the Transferred Warrants shall constitute “Class A Warrants” under the Registration Rights Agreement (as defined in Section 4 hereof); (ii) each Transferee shall automatically without any further action become a party to the Registration Rights Agreement and shall be entitled to all of the benefits and subject to all of the obligations of a “Holder” (as defined therein); and (iii) the Transferred Warrants and any Warrant Shares (as defined therein) issued pursuant to such Transferred Warrants shall be entitled to all of the benefits and subject to all of the obligations contained under the Registration Rights Agreement.

4. Definitions.

“Liens” means any and all liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any shareholder or similar agreements, encumbrances or any other restrictions or limitations whatsoever, exclusive of the Escrow Agreement.

“Registration Rights Agreement” means that Registration Rights Agreement entered into as of the 19th day of December, 2006, among, Middle Kingdom and the Transferors.

5. Indemnification.

(a) Each Transferor shall indemnify and hold harmless Transferee and any director, officer, stockholder, partner, employee, agent, member, counsel, representative or affiliate of Transferee, including but not limited to Pypo and each affiliated entity thereof (each, a “Transferee Indemnified Person”) against any losses, claims, damages, or liabilities to which any such Transferee Indemnified Person becomes subject arising out of, or based upon any false representation or warranty, or any breach of or failure to comply with any covenant or agreement, made by the Transferor herein. Each Transferor shall reimburse each Transferee Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred in connection with any action, proceeding, or investigation arising out of or based upon the any of the foregoing. The indemnification and reimbursement obligations of Transferor set forth herein shall: (i) survive the transfer of the Transferred Warrants pursuant to this Agreement and (ii) be binding upon and inure to the benefit of any successors, assigns, heirs, estates, executors, administrators, and personal representatives of each Transferee Indemnified Person.

6. Miscellaneous.

(a) No amendment or restatement hereof or supplement or other modification hereto shall be valid or effective unless such amendment, restatement, supplement, or other modification is in writing, expressly refers hereto, and is signed by each party hereto.

(b) This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state. Any action or proceeding relating in any way to this Agreement may be brought and enforced in the courts of the State of New York or of any federal court located in the State of New York.

(c) This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, covenants, agreements, representations, warranties, undertakings, and understandings, written or oral, and courses of conduct and dealing between the parties hereto, with respect to the subject matter hereof.

(d) Any notice, request, claim, demand, or other communication given or made hereunder by either party hereto shall be in writing and shall be given or made by delivery in person, reputable overnight business courier service, telecopy, or registered or certified mail (postage prepaid, return receipt requested) to the other party hereto at its address or telecopier number set forth below (or to such other address or telecopier number as such party may hereafter specify for such purpose by notice to the other party hereto in the manner provided herein). Any notice, request, claim, demand, or other communication given or made hereunder by telecopy shall be followed promptly by a confirmation copy sent by reputable overnight business courier service.

if to Transferors:

High Capital Funding LLC c/o David A. Rapaport 333 Sandy Springs Circle, Suite 230 Atlanta, GA 30328 drapaport@highcapus.com	MTP Holdings Ltd. c/o Alex Yao Room 804 Hong Kong Plaza 283 Huahai Zhong Road Shanghai, China 200021. Chun.yao@mtpholdings.com

Bernard J. Tanenbaum III 333 Sandy Springs Circle, Suite 230 Atlanta, GA 30328 jtanenbaum@primuscap.com	Michael Marks 35th Floor, CITIC Square 1168 Nanjing Road West Shanghai, China 200041 mmarks@midkingdom.com

Allan Shu Cheuk Lam 82-9133 Bayview Avenue Ontario, Canada L4B 4V6 alsclam@yahoo.com	Anthony Ng 27/F, 922 Heng Shan Road Shanghai, China 200020 Anthony.nq@ccahayforest.com

David A. Rapaport 333 Sandy Springs Circle, Suite 230 Atlanta, GA 30328 drapaport@highcapus.com	Fred A. Brasch 333 Sandy Springs Circle, Suite 230 Atlanta, GA 30328 fredbrasch@mindspring.com if to Transferees:

Capital Ally Investments Limited 48/F, Bank of China Tower 1 Garden Road Central Hong Kong	Arch Digital Holdings Limited c/o ARC Advisors (HK) Limited 13/F, St. John’s Building 33 Garden Road Central, Hong Kong.

(e) If any provision of this Agreement shall be judicially determined to be invalid, unlawful or unenforceable, the validity, lawfulness and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f) This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement with the same effect as if such signatures were upon the same instrument. Delivery of an executed counterpart hereof via telecopier shall be as effective as delivery of a manually executed counterpart hereof.

(g) The Transferors shall not issue any press release or make any other announcement regarding this Agreement or any of the terms hereof without the prior written approval of the Transferees.

(h) All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement.

(i) Each party hereto shall, promptly after any request therefor by the other party hereto and at the requesting party’s sole cost and expense, take or cause to be taken all actions, do or cause to be done all things, and execute and deliver or cause to be executed and delivered all documents, instruments, certificates, further assurances, or other papers, which the requesting party may reasonably deem necessary, appropriate, or desirable in connection with this Agreement and the consummation of the transactions contemplated hereby.

(j) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, and assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, power, or remedy of any kind, nature, or description whatsoever under or by reason hereof.

(k) Each Transferee Indemnified Person is a third party beneficiary of this Agreement in accordance with its terms. Any modification of this Agreement executed by the signatories is binding upon these Transferee Indemnified Persons, and any action taken or consent given by the Transferees on their own behalf is binding upon the Transferee Indemnified Persons for the purposes of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

TRANSFERORS:

High Capital Funding LLC	MTP Holdings Ltd.

By:	By:
Name:	Name:
Title:	Title:

Bernard J. Tanenbaum III	Michael Marks

Allan Shu Cheuk Lam	Anthony Ng

David A. Rapaport	Fred A. Brasch

TRANSFEREES

Capital Ally Investments Limited	Arch Digital Holdings Limited

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

Name	Number of Class A Warrants
High Capital Funding LLC	258,260
Bernard J. Tanenbaum III	50,870
Michael Marks(1)	50,870
MTP Holdings Ltd.(2)	31,305
Allan Shu Cheuk Lam(3)	31,305
Anthony Ng	15,650
David A. Rapaport	10,075
Fred A. Brasch	3,915

(1)	These securities are held in the name of Gedeon International Limited. Mr. Marks has voting and dispositive control over these securities.
(2)	These securities are held in the name of MTP Holdings Ltd. and represent the aggregate amount beneficially owned by Messrs. Yao, Chai, and Ding. Mr. Yao is a director and executive officer of the company and Messrs. Chai and Ding are executive officers.
(3)	These securities are held 50% in the name of Supreme Ocean Development Limited, of which Mr. Lam has voting and dispositive control, and 50% by Mr. Lam directly.

SCHEDULE B

Transferor	Warrants to Capital Ally	Warrants toArch BVI
High Capital Funding LLC	64,565	64,565
Bernard J. Tannenbaum III	12,717	12,718
Michael Marks	12,718	12,717
MTP Holding Ltd.	7,826	7,826
Allan Shu Cheuk Lam	7,826	7,826
Anthony Ng	3,912	3,913
David A. Rapaport	2,519	2,519
Fred A. Brasch	979	978
TOTAL	113,062	113,062